                                                                    EXHIBIT 23.1


         NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP

          Arthur Andersen LLP ("Arthur Andersen") issued an audit report in connection with the Annual Report on Form 10-K for the year ended December 31, 2001 for NS Group, Inc. (the "Company"). The Annual Report on Form 10-K for the year ended December 31, 2001 for the Company is referred to herein as the "2001 Audit Report." The Company dismissed Arthur Andersen as its independent auditors and engaged Deloitte & Touche LLP in 2002. On August 31, 2002, Arthur Andersen ceased practicing before the SEC and all personnel responsible for auditing the Company's financial statements have left the firm. As a result, after reasonable efforts, the Company has been unable to obtain the written consent of Arthur Andersen to the incorporation by reference of its 2001 Audit Report into this registration statement on Form S-8 relating to the NS Group, Inc. Equity Plan. As a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act of 1933 as amended (the "Act") for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Act.